Exhibit 16.1

October 28, 2019

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements that we understand U.S. Gold Corp.. (the “Registrant” or the “Company”) will include under Item 4.01 of the Form 8-K report it will file regarding the change in independent registered public accounting firms. We agree with such statements regarding our firm.

Respectfully submitted,

/s/ KBL, LLP

KBL, LLP

New York, NY